As filed with the Securities and Exchange Commission on August 11, 2021
Registration No. 333‑258635

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO
FORM S-1
REGISTRATION STATEMENT
Under
The Securities Act of 1933

KNOWBE4, INC.
(Exact name of Registrant as specified in its charter)

Delaware	7370	36-4827930
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
KnowBe4, Inc.
33 N. Garden Avenue
Clearwater, FL 33755
(855) 566-9234
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Sjoerd Sjouwerman
Chief Executive Officer
KnowBe4, Inc.
33 N. Garden Avenue
Clearwater, FL 33755
(855) 566-9234
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Tony Jeffries Megan J. Baier Wilson Sonsini Goodrich & Rosati, Professional Corporation 1301 Avenue of the Americas New York, NY 10019 (212) 999-5800	Shrikrishna Venkataraman Co-President & Chief Financial Officer KnowBe4, Inc. 33 N. Garden Avenue Clearwater, FL 33755 (855) 566-9234	Mark T. Bettencourt Joseph C. Theis, Jr. Jesse Nevarez Goodwin Procter LLP 100 Northern Avenue Boston, MA 02210 (617) 570-1000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☒
If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(2)(3)
Class A common stock, par value $0.00001 per share	10,027,701	$20.36	$204,163,992.36	$22,274.30
________________
(1)Includes the aggregate offering price of additional shares of Class A common stock that the underwriters have the option to purchase from the selling stockholders, if any.
(2)Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) of the Securities Act of 1933, as amended, on the basis of the average of the high and low prices of the registrant’s Class A common stock as reported on the Nasdaq Global Select Market on August 6, 2021.
(3)Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a) may determine.

EXPLANATORY NOTE
KnowBe4, Inc. (the “Company”) is filing this Amendment No. 1 (the “Amendment”) to its registration statement on Form S-1 (File No. 333-258635) (the “Registration Statement”) solely to provide the conformed signature of the Company’s Chief Executive Officer on page II-5 of Part II of the Registration Statement. The remainder of the Registration Statement, including the prospectus that forms a part of the Registration Statement, is unchanged and has therefore been omitted. Accordingly, this Amendment consists only of the facing page, this explanatory note, Part II of the Registration Statement, the signature page to the Registration Statement and the exhibit list. This Amendment speaks as of the original filing date of the Registration Statement and does not reflect events occurring after the filing date of the Registration Statement or modify or update the disclosures therein in any way other than as required to reflect the conformed signature as described above.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
ITEM 13. Other Expenses of Issuance and Distribution
The following table sets forth all expenses to be paid by the registrant, other than underwriting discounts and commissions, in connection with this offering. All amounts shown are estimates except for the Securities and Exchange Commission registration fee, the Financial Industry Regulatory Authority, or FINRA, filing fee and the exchange listing fee:

Amount to be Paid
Securities and Exchange Commission registration fee	$22,274
FINRA filing fee	40,000
Printing and engraving expenses	100,000
Legal fees and expenses	450,000
Accounting fees and expenses	120,000
Transfer agent and registrar fees	10,000
Miscellaneous	507,726
Total	$1,250,000

ITEM 14. Indemnification of Directors and Officers
Section 145(a) of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his or her conduct was unlawful.
Section 145(b) of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if he or she acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.
Section 145 of the Delaware General Corporation Law further provides that: (i) to the extent that a former or present director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith; (ii) indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and (iii) the corporation may purchase and maintain insurance on behalf of any present or former director, officer, employee or agent of the corporation or any person who at the request of the corporation was serving in such capacity for another entity against any liability asserted against such person and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.
In addition, the proposed form of Underwriting Agreement (to be filed by amendment) is expected to provide for indemnification of our directors and officers by the underwriters against certain liabilities.
Our certificate of incorporation authorizes us to provide for the indemnification of directors to the fullest extent permissible under Delaware law.
Our bylaws provides for the indemnification of officers, directors and third parties acting on our behalf if such person acted in good faith and in a manner reasonably believed to be in and not opposed to our best interest and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his or her conduct was unlawful.
We have entered into indemnification agreements with our directors, executive officers and others, in addition to indemnification provided for in our bylaws, and intend to enter into indemnification agreements with any new directors and executive officers in the future.
We have purchased and intend to maintain insurance on behalf of any person who is or was a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.
See also the undertakings set out in response to Item 17 herein.
ITEM 15. Recent Sales of Unregistered Securities
Since January 1, 2018, we have issued and sold the following unregistered securities:
1.In March 2019, we issued and sold an aggregate of 6,511,400 shares of our Series C Preferred Stock, at a purchase price of $4.85 per share for an aggregate purchase price of approximately $31.6 million to a total of two (2) accredited investors.
2.In June 2019, we issued and sold an aggregate of 52,407,360 shares of our Series C-1 Preferred Stock, at a purchase price of $5.90 per share for an aggregate purchase price of approximately $309.4 million to a total of seven (7) accredited investors.
3.In December 2020, we issued and sold an aggregate of 731,760 shares of our common stock, at a purchase price of $5.85 per share for an aggregate purchase price of approximately $4.3 million to a total of six (6) accredited investors.
4.From January 1, 2018 through the filing of our Registration Statement on Form S-8 on April 23, 2021, we issued and sold to certain of our employees, directors, consultants and other service providers an aggregate of 14,558,487 shares of common stock upon the exercise of options under our 2016 Equity Incentive Plan, as amended, or 2016 Plan, at exercise prices per share ranging from $0.01 to $2.82, for a weighted-average exercise price of approximately $0.20.
5.From January 1, 2018 through the filing of our Registration Statement on Form S-8 on April 23, 2021, we granted to our employees, directors, consultants and other service providers stock options to purchase an aggregate of 12,558,280 shares of common stock upon the exercise of options under our 2016 Plan at exercise prices per share ranging from $1.02 to $12.01, for a weighted-average exercise price of approximately $3.23.
6.From January 1, 2018 through the filing of our Registration Statement on Form S-8 on April 23, 2021, we granted to our employees, directors, consultants and other service providers restricted stock units covering an aggregate of 1,718,749 shares of Class A common stock under our 2021 Equity Incentive Plan.

We claimed exemption from registration under the Securities Act of 1933, as amended, or the Securities Act, for the sale and issuance of securities in the transactions described in paragraphs 1 through 3 above by virtue of Section 4(a)(2) and/or Regulation D promulgated thereunder as transactions not involving any public offering. All of the purchasers of unregistered securities for which we relied on Section 4(a)(2) and/or Regulation D represented that they were accredited investors as defined under the Securities Act. We claimed such exemption on the basis that (a) the purchasers in each case represented that they intended to acquire the securities for investment only and not with a view to the distribution thereof and that they either received adequate information about the registrant or had access, through employment or other relationships, to such information and (b) appropriate legends were affixed to the stock certificates issued in such transactions.
We claimed exemption from registration under the Securities Act for the sales and issuances of securities in the transactions described in paragraphs 4 through 6 above under Section 4(a)(2) of the Securities Act in that such sales and issuances did not involve a public offering or under Rule 701 promulgated under the Securities Act, in that they were offered and sold either pursuant to written compensatory plans or pursuant to a written contract relating to compensation, as provided by Rule 701.
ITEM 16. Exhibits and Financial Statement Schedules
(a)Exhibits
A list of exhibits filed herewith is contained in the exhibit index that immediately precedes such exhibits and is incorporated herein by reference.
(b)Financial Statement Schedule
All financial statement schedules are omitted because the information required to be set forth therein is not applicable or is shown in the consolidated financial statements or the notes thereto.
ITEM 17. Undertakings
The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.
Insofar as indemnification by the Registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 14 or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
The undersigned Registrant hereby undertakes that:
(1)For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(l) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
(2)For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

			Incorporated by Reference
Exhibit Number	Description	Form	File No.	Exhibit	Filing Date
1.1*	Form of Underwriting Agreement

3.1	Amended and Restated Certificate of Incorporation of the Registrant	10-Q	001-40351	10.9	May 26, 2021

3.2	Amended and Restated Bylaws of the Registrant	10-Q	001-40351	3.1	May 26, 2021

4.1	Form of Class A Common Stock Certificate of the Registrant	S-1/A	333-254518	4.1	April 12, 2021

4.2	Amended and Restated Investors’ Rights Agreement, dated as of July 2, 2019, by and among KnowBe4, Inc. and certain holders of its capital stock	S-1	333-254518	4.2	March 19, 2021

5.1*	Opinion of Wilson Sonsini Goodrich & Rosati, P.C.

10.1†	2021 Equity Incentive Plan, and related form agreements	S-1/A	333-254518	10.1	April 12, 2021

10.2†	2021 Employee Stock Purchase Plan, and related form agreements	S-1/A	333-254518	10.2	April 12, 2021

10.3†	2016 Equity Incentive Plan, as amended, and related form agreements	S-1/A	333-254518	10.3	April 12, 2021

10.4†	Executive Incentive Compensation Plan	S-1	333-254518	10.4	March 19, 2021

10.5†	Outside Director Compensation Policy	S-1	333-254518	10.5	March 19, 2021
10.6†	First Amended and Restated Executive Employment Agreement, dated February 26, 2020, by and between Sjoerd Sjouwerman and KnowBe4, Inc.	S-1	333-254518	10.6	March 19, 2021

10.5†	Executive Employment Agreement, dated February 26, 2020, by and between Lars Letonoff and KnowBe4, Inc.	S-1	333-254518	10.7	March 19, 2021

10.4†	First Amended and Restated Executive Employment Agreement, dated February 26, 2020, by and between Shrikrishna Venkataraman and KnowBe4, Inc.	S-1	333-254518	10.8	March 19, 2021

10.9†	Form of Indemnification Agreement entered into by and between KnowBe4, Inc. and each director and executive officer	S-1	333-254518	10.9	March 19, 2021

10.10	Lease Agreement, dated as of May 4, 2015, by and between Clearwater Tower, LLC (formerly known as Wilder Corporation of Delaware) and KnowBe4, Inc., as amended May 27, 2015, March 10, 2016, January 9, 2017, May 17, 2017, August 30, 2017, November 2, 2017, December 4, 2018, July 28, 2020 and November 6, 2020	S-1	333-254518	10.10	March 19, 2021

21.1	List of subsidiaries of KnowBe4, Inc.	S-1	333-254518	21.1	March 19, 2021

23.1*	Consent of KPMG LLP, independent registered public accounting firm

23.2*	Consent of Wilson Sonsini Goodrich & Rosati, P.C. (included in Exhibit 5.1)

24.1*	Power of Attorney (see page II-6 hereto)

101.INS*	XBRL Instance Document

101.SCH*	XBRL Taxonomy Extension Schema Document

101.CAL*	XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF*	XBRL Taxonomy Extension Definition Linkbase Document

101.LAB*	XBRL Taxonomy Extension Label Linkbase Document

101.PRE*	XBRL Taxonomy Extension Presentation Linkbase Document
________________
*Previously filed.
†Indicates a management contract or compensatory plan or arrangement.

Signatures
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in City of Clearwater, State of Florida, on the 11th day of August, 2021.

KnowBe4, Inc.

By:	/s/ Sjoerd Sjouwerman
Sjoerd Sjouwerman
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Sjoerd Sjouwerman	Chief Executive Officer & Director (Principal Executive Officer)	August 11, 2021
Sjoerd Sjouwerman

/s/ Shrikrishna Venkataraman	Co-President and Chief Financial Officer (Principal Financial and Accounting Officer)	August 11, 2021
Shrikrishna Venkataraman

*	Director	August 11, 2021
Jeremiah Daly

*	Director	August 11, 2021
Joseph DiSabato

*	Director	August 11, 2021
Kevin Klausmeyer

*	Director	August 11, 2021
Stephen Shanley

*	Director	August 11, 2021
Gerhard Watzinger

*	Director	August 11, 2021
Kara Wilson

*By:	/s/ Sjoerd Sjouwerman
Sjoerd Sjouwerman
Attorney-in-fact